Exhibit 5.1

October 13, 2026

NorthStar Earth & Space Enterprises, Inc.

384 Rue Saint-Jacques #300

Montréal, Québec, H2Y 1S1, Canada

Re: Securities Registered under Registration Statement on Form F-4

Reference is made to the Business Combination Agreement, dated April 16, 2026, as amended on May 15, 2026 and July 15, 2026 (the “Business Combination Agreement”), by and among Viking Acquisition Corp. I, a Cayman Islands exempted company (“Viking”), NorthStar Earth & Space Inc., a corporation existing under the Canada Business Corporations Act (the “CBCA” and such corporation, “NorthStar”) and Viking NS Amalgamation Corp, a corporation existing under the CBCA (“NewCo”). Pursuant to the terms and conditions of the Business Combination Agreement, on October 1, 2026, (i) Viking changed its jurisdiction of incorporation by effecting a deregistration in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into Canada (the “Continuation”), (ii) an arrangement under Section 192 of the CBCA occurred, pursuant to which, among other things, NewCo and NorthStar amalgamated under the CBCA (the “Amalgamation”) to form one corporate entity, with NewCo surviving the Amalgamation as a wholly owned subsidiary of Viking and (iii) Viking changed its corporate name to “NorthStar Earth & Space Enterprises, Inc.” (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Business Combination Agreement.

We have acted as counsel to you in connection with your filing of a post-effective amendment no. 2 (the “Amendment”) to the Registration Statement on Form F-4 (File No. 333-297008) (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of (i) 7,886,643 warrants (the “Warrants”) to purchase the Company’s common shares (the “Common Shares”) and (ii) 7,886,643 Common Shares issuable upon exercise of Warrants.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on a certificate of an officer of the Company.

For the purpose of rendering our opinion set forth below, we have assumed that: (a) before effecting the Amalgamation, Viking’s board of directors and shareholders approved among other things (i) the Business Combination Agreement and all of the transactions contemplated thereunder, including the Continuation and the Amalgamation, (ii) the Plan of Arrangement, (iii) the Company’s Articles, (iv) the Company’s Bylaws and (v) the Amended and Restated Public Warrant Agreement, dated October 1, 2026, by and between the Company and Continental Stock Transfer & Trust Company, and the Amended and Restated Private Warrant Agreement, dated October 1, 2026, by and between the Company and Continental Stock Transfer & Trust Company (collectively, the “Warrant Agreements”), including the issuance of the Common Shares issuable upon exercise of the Warrants, in each case in compliance with the applicable laws of the Cayman Islands and in accordance with Viking’s organizational documents; and (b) all other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Continuation, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Continuation were obtained.

For purposes of the opinion set forth below, we have assumed that after the issuance of any securities offered pursuant to the Registration Statement, the total number of issued Common Shares, together with the total number of such shares issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Warrant), as the case may be, then outstanding, will not exceed the total number of authorized Common Shares then available for issuance under the Company’s articles as then in effect.

The opinion set forth below is limited to the internal laws of the State of New York.

Based on the foregoing, we are of the opinion that each Warrant constitutes a valid and binding obligation of the Company.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement, as amended by the Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP